Exhibit 10.11A

AMENDMENT NUMBER ONE TO THE
ALABAMA NATIONAL BANCORPORATION
1999 LONG TERM INCENTIVE PLAN

This Amendment is hereby made effective as of the 19th day of February, 2003:

WHEREAS, Alabama National BanCorporation (the “Company”) has heretofore established the Alabama National BanCorporation 1999 Long Term Incentive Plan (herein referred to as the “Plan”); and

WHEREAS, the Board of Directors of the Company now desires to amend the Plan as permitted by Section 11 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as described below:

1.         Section 6(d) of the Plan shall be amended by deleting the existing language in its entirety and inserting in lieu thereof the following:

(d)       Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made:

(i)       in the form of unrestricted Stock owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an award hereunder may be used for payment (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part with shares of Restricted Stock the shares received upon the exercise of such Stock Option shall be restricted or deferred, as the case may be, in accordance with the original term of the Restricted Stock award in question, except that the Committee may direct that such restrictions or deferral provisions shall apply only to the number of such shares equal to the number of shares of Restricted Stock surrendered upon the exercise of such option. No shares of unrestricted Stock shall be issued until full payment therefor has been made. An optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Stock Option when the optionee has given written notice of exercise and has paid in full for such shares;

(ii)      by delivery of a written authorization by the optionee to the Company authorizing the Company to retain whole shares of Stock which would otherwise be issuable on exercise of the Option as payment of the exercise price, based on the Fair Market Value of such shares on the date of exercise; or

(iii)     by the delivery by the optionee of a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to effect the immediate sale of some or all of the Stock purchased pursuant to the exercise of the Option and to remit promptly to the Company, out of the sale or loan proceeds available on the settlement date, the aggregate exercise price payable for the purchased Stock (a “Cashless Exercise”). To facilitate the foregoing Cashless Exercise, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

Any exercise of an Option shall be subject to applicable laws and regulations regarding transactions in Stock by persons deemed insiders.

2.         All other terms and provisions of the Plan not herein modified shall remain in full force and effect.

3.         Capitalized Terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Plan.

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